April 27, 2011

Securities and Exchange Commission

100 F Street, NE

Washington, DC  20549

                        Re:       T. Rowe Price Mid-Cap Growth Fund, Inc.

                                    File Nos. 33-47806,  811-6665

                                    Post-Effective Amendment No. 24

Commissioners:

We are counsel to the above-referenced registrant, which proposes to file, pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, the above-referenced Post-Effective Amendment to its registration statement.

We have reviewed the amendment, and we represent it does not contain disclosures that would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Sincerely,

/s/ Margery K. Neale

Margery K. Neale